EXHIBIT 99.1

                      SECRETARY'S CERTIFICATE

     The  undersigned  hereby  certifies  that he is the duly-appointed and acting Secretary to the Supervisory Committee  of  the Canandaigua National

Collective  Investment  Fund  for  Qualified  Trusts,  that  the  following resolutions  were  duly adopted by said Supervisory  Committee  by  written consent dated as of  August  11,  1997,  and that such resolutions have not been rescinded and are in full force and effect:


          RESOLVED, that this Fund take such steps as are necessary to file an appropriate notice pursuant to Rule 24f-1 under the Investment Company Act of 1940 with the Securities and Exchange Commission with respect to the sales of units of beneficial interest in this Fund which occurred between July 1, 1997 and August 8, 1997; and be it further

          RESOLVED, that the Secretary of this Fund be, and he hereby is, authorized and directed to take all such actions and to execute and file all such documents as he may deem necessary or appropriate to effectuate the intent of the foregoing resolution.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this

11th day of August, 1997.

                              /S/ ROBERT J. SWARTOUT, SECRETARY
                              Robert J. Swartout,
                              Secretary